Exhibit 99.1
FOR IMMEDIATE RELEASE
REGENERON’S VEGF TRAP DEMONSTRATES POSITIVE
PRELIMINARY RESULTS IN PATIENTS WITH
AGE-RELATED MACULAR DEGENERATION
Phase 1 Preliminary Results to be Presented at the Angiogenesis 2006 Meeting sponsored by Bascom Palmer Eye Institute
Tarrytown New York, (February 2, 2006) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today positive preliminary results from an ongoing phase 1 dose-escalation study of the Vascular Endothelial Growth Factor Trap eye formulation (“VEGF Trap — Eye”) in 18 patients with the neovascular form of age-related macular degeneration (wet AMD). Patients have shown rapid, substantial, and prolonged (up to at least 4 weeks) reductions in retinal thickness as measured by optical coherence tomography (OCT). Patients in this trial have received a single dose of the VEGF Trap at levels up to 2 milligrams (mg) intravitreally (direct injection into the eye). A maximum tolerated dose has not been reached, and there has been no evidence of ocular inflammation. Additional patients are now being tested at the 4 mg dose level. Patients are being followed for three months after dosing.
Preliminary results of the study will be discussed in a presentation at 11:30 am (EST) on Friday, February 3, 2006 at the “Angiogenesis 2006” symposium sponsored by the Bascom Palmer Eye Institute of the University of Miami Miller School of Medicine. Additional data from this study, including longer follow up, will be presented at future scientific meetings. The presentation slides will be posted to the Events page of Regeneron’s website, www.regeneron.com, at the time of the presentation.
“Age related macular degeneration is a major cause of vision loss and blindness in older Americans,” said Jesse Cedarbaum, MD, Vice President of Clinical Affairs at Regeneron. “We are strongly encouraged by these preliminary data indicating biological activity of the VEGF Trap — Eye in patients with wet AMD. We look forward to continued follow up from this study, as well as the initiation of additional studies in the near future.”
VEGF Trap Program in Eye Disease
VEGF is a naturally occurring protein in the body whose normal role is to trigger formation of new blood vessels (angiogenesis) to support the growth of the body’s tissues and organs. It has also been associated with the abnormal growth and fragility of new blood vessels in the eye, important factors in the development of wet AMD.
The VEGF Trap is a protein-based product candidate that binds all forms of VEGF-A and the related Placental Growth Factor (PlGF). The VEGF Trap is designed to block the interaction of these growth factors with cell-surface receptors and prevent the subsequent formation of new blood vessels that play an important role in eye diseases. Regeneron is independently developing the VEGF Trap — Eye, a specially purified and formulated form of the VEGF Trap, for clinical evaluation in eye diseases by direct injection into the eye.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreement with the sanofi-aventis Group, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
charles.poole@regeneron.com	ltortorete@biosector2.com

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